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AT THE COMPANY                                  FINANCIAL RELATIONS BOARD
Kenneth W. McVey                                Doug DeLieto      Brian Gill
President & Chief Executive Officer             (general info.)  (analyst info.)
USA: (703) 803-3260                                   (212) 661-8030
Ireland: 01.6760984

FOR IMMEDIATE RELEASE
OCTOBER 23, 1997


             FUISZ TECHNOLOGIES LTD. ANNOUNCED PRIVATE PLACEMENT OF
               $75 MILLION OF CONVERTIBLE SUBORDINATED DEBENTURES


CHANTILLY, VA., OCTOBER 23, 1997 - Fuisz Technologies, Ltd. (Nasdaq: FUSE) today announced that it has privately placed $75 million aggregate principal amount of its 7% Convertible Subordinated Debentures due 2004. The debentures are unsecured obligations, convertible into Fuisz common stock at a conversion price of $13.25 per share and subordinated to all present and future senior indebtedness of Fuisz. Fuisz has granted the initial purchasers of the debentures a 30 day option to purchase an additional $11,250,000 principal amount of the debentures to cover over allotments, if any.

            The Company intends to use the net proceeds from the sale of the debentures for acquisitions of businesses, products, and marketing and sales distribution capabilities that extend or enhance current business opportunities as well as for working capital (which may include interest payments on the debentures), and general corporate purposes.

            The debentures, and the underlying common stock, have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act, and applicable state securities laws. However, the company has agreed to file with the Securities and Exchange Commission a registration statement with respect to the debentures and the underlying common stock on or about December 22, 1997.

            The debentures were offered within the United States only to "qualified institutional buyers" (as defined in Rule 144A under the Securities
Act) and outside the United States to certain persons in reliance upon Regulation S under the Securities Act.

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            Fuisz Technologies Ltd. is engaged in the development, manufacture, and commercialization of a wide range of drug delivery, nutraceutical, and food ingredient products utilizing its proprietary CEFORM(TM), SHEARFORM(TM), and other drug delivery technologies with research and manufacturing facilities in Virginia, USA and Dublin and Clonmel, Ireland.

This news release may contain certain forward-looking statements that involve risks and uncertainties. The results of operations and financial position could be affected by several factors that may cause actual results to differ materially including, but not limited to, dependence on collaborative partners, capital requirements, risk of manufacturing scale-up, delays of introductions of new products or enhancements, size and timing of individual orders, rapid technological changes, market acceptance of new products, and future competition. These and other factors are more fully discussed in the company's Form 10-K in the section captioned "Management Discussion and Analysis of Financial Condition and Results of Operations."


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